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                                  EXHIBIT (12)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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Amounts in millions

                                                                                                            Six Months Ended
                                                                    Years Ended June 30                        December 31
                                                    -----------------------------------------------------  --------------------

                                                      2001       2002       2003       2004       2005       2004       2005
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS, AS DEFINED
  Earnings from operations before income taxes
     and before adjustments for minority interests
     in consolidated subsidiaries and after
     eliminating undistributed earnings of equity
     method investees                                $ 4,098    $ 5,837    $ 7,219    $ 9,010    $ 9,954    $ 5,679    $ 6,559

  Fixed charges (excluding capitalized interest)         872        687        657        719        924        428        584
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

     TOTAL EARNINGS, AS DEFINED                      $ 4,970    $ 6,524    $ 7,876    $ 9,729    $10,878    $ 6,107    $ 7,143
                                                    =========  =========  =========  =========  ========== =========  =========


FIXED CHARGES, AS DEFINED
  Interest expense (including capitalized interest)  $   794    $   603    $   561    $   629    $   869    $   400    $   534
  1/3 of rental expense                                   78         84         96         90         90         47         66
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

     TOTAL FIXED CHARGES, AS DEFINED                 $   872    $   687    $   657    $   719    $   959    $   447    $   600
                                                    =========  =========  =========  =========  ========== =========  =========

     RATIO OF EARNINGS TO FIXED CHARGES                 5.7x       9.5x      12.0x      13.5x      11.3x      13.7x      11.9x
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